Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Neogen Vice President & CFO
517/372-9200

Neogen announces SenesTech agreement cancellation

LANSING, Mich., Jan. 24, 2017 — Neogen Corporation (NASDAQ: NEOG) announced today that it had terminated its agreement with SenesTech Incorporated (NASDAQ: SNES) related to the manufacturing and marketing of a rodenticide being developed by SenesTech. The two firms had worked together since 2014 — prior to the time when the SenesTech product was approved by the U.S. Environmental Protection Agency.

“The final EPA approval provided that the product could only be used by a Licensed Pesticide Applicator. Further, the product is approved as a contraceptive for rodents and must be continually fed,” said James Herbert, Neogen CEO and chairman. “Whereas the product may have use in some applications, it would face very limited use in the food and agricultural industry where Neogen is focused. We wish the SenesTech team success as they go forward with their plans to commercialize this contraceptive product.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

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